Exhibit 10.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

SINO BLOOM INVESTMENTS LIMITED,

CHINA WATER DRINKS (H.K.) HOLDINGS LIMITED

AND

CHINA WATER AND DRINKS (BVI) INC.

TABLE OF CONTENTS

Section 1.	Definitions	1

Section 2.	Purchase and Sale of Target Shares	3
2.1	Basic Transaction	3
2.2	Consideration	3
2.3	Anti-dilution	3
2.4	Closing	4
2.5	Seller’s and Target’s Deliveries at Closing	4

Section 3.	Representations and Warranties of Seller and Buyer	5
3.1	Seller’s Representations and Warranties	5
3.2	Buyer’s Representations and Warranties	5

Section 4.	Representations and Warranties of Target	6
4.1.	Organization, Qualification, and Corporate Power	6
4.2.	Capitalization	7
4.3	Non-contravention	7
4.4	Brokers’ Fees	7
4.5	Title to Tangible Assets	7
4.6	Subsidiaries	7
4.8	Legal Compliance	8
4.9	Real Property	8
4.10	Intellectual Property	8
4.11	Contracts	8
4.12	Powers of Attorney	8
4.13	Environmental Matters	8
4.14	Liabilities	9
4.15	Litigation	9
4.16	Disclaimer of Other Representations and Warranties	9
4.17	No Other Warranties or Representations	9

Section 5.	Pre-Closing Covenants	10
5.1	General	10
5.2	Notices and Consents	10
5.3	Operation of Business	10
5.4	Full Access	10
5.5	Notice of Developments	10

Section 6.	Post-Closing Covenants	11
6.1	General	11
6.2	Litigation Support	11
6.3	Covenant Not to Compete	11
6.4	Non-Solicitation of Customers and Suppliers	11
6.5	Non-Solicitation of Employees	12
6.6	Smooth Transition	12
6.7	Seller’s Change of Control	12

Section 7.	Conditions to Obligation to Close	12
7.1	Conditions to Buyer’s Obligation	12

Section 8.	No Survival of Representations and Warranties	13

Section 9.	Termination	13
9.1	Termination of Agreement	14
9.2	Effect of Termination	14

Section 10.	Miscellaneous	14
10.1	Press Releases and Public Announcements	14
10.2	No Third-Party Beneficiaries	14
10.3	Entire Agreement	14
10.4	Succession and Assignment	14
10.5	Counterparts	15
10.6	Headings	15
10.7	Notices.	15
10.8	Governing Law	15
10.9	Amendments and Waivers	16
10.10	Severability	16
10.11	Expenses	16
10.12	Construction	16
10.13	Incorporation of Exhibits, Annexes, and Schedules	16
10.14	Governing Language	16
10.15	Tax Disclosure Authorization	16

Annex I—Exceptions to Seller’s Representations and Warranties Concerning Transaction

Annex II—Exceptions to Buyer’s Representations and Warranties Concerning Transaction

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into on September 30, 2011, by and among:

Sino Bloom Investments Limited, a company duly incorporated under the laws of Hong Kong (“Buyer”), China Water and Drinks (BVI), Inc., a BVI company (“Seller”), and China Water Drinks (H.K.) Holdings Limited, a company duly incorporated under the laws of Hong Kong (“Target”). Buyer, Seller, and Target are referred to individually herein as a “Party” and collectively herein as the “Parties.”

RECITALS:

Buyer is a company beneficially owned by Jon Olafsson as its sole shareholder as of the date of this Agreement.

Seller owns all of the shares in the outstanding issued share capital of Target.

This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the shares in the outstanding issued share capital of Target in return for Consideration (defined below).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1.      Definitions

“Affiliate” means, with respect to any Person, (1) any other Person who, directly or indirectly, controls, is controlled by, is under common ownership or control with, or is owned or controlled by, such Person; (2) any other Person who is a director, officer or partner or is, directly or indirectly the beneficial owner of 10 percent or more of any class of equity securities, of the Person, (3) another Person of whom the Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (4) another Person in whom the Person has a substantial beneficial interest or as to whom the Person serves as trustee or in a similar capacity.

“Anti-dilution Provision” has the meaning set out in Section 2.3 of this agreement.

“Balance Sheet Date” means 31 July 2011.

“Buyer” has the meaning set forth in the preface above.

“Buyer Shares” means ordinary shares in Buyer.

“Closing” has the meaning set forth in Section 2.4 below.

“Closing Date” has the meaning set forth in Section 2.4 below.

“Confidential Information” means any information concerning the business and affairs of Target and its Subsidiaries that is not already generally available to the public.

“Consideration” has the meaning set out in Section 2.2 below.

“Consideration Shares” means the number of Buyer Shares representing 10% of the outstanding equity on a fully diluted basis of Buyer on the Closing Date.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Environmental Requirements” means all PRC statutes, regulations, and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“Knowledge” means actual knowledge without independent investigation.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in Target’s or any of its Subsidiaries’ business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target or any of its Subsidiaries holds any Leased Real Property.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, option, restriction, right of pre-emption, third-party right or interest, other encumbrance or other security interest, other than liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business of Target and its Subsidiaries, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of Target and its Subsidiaries, (2) national or international political or social conditions, including the engagement by the PRC in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the PRC, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the PRC, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in International Financial Reporting Standards or such other generally accepted accounting principles applicable to the Target and its Subsidiaries, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof, and (c) any adverse change in or effect on the business of Target and its Subsidiaries that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 9 hereof.

“Newco” means a new company which may be incorporated by Heckmann Corporation for purpose of this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“PRC” means the People’s Republic of China including Hong Kong, but excluding Taiwan and Macao.

“Ratio” has the meaning set forth in Section 2.3

“RMB” means Renminbi, the lawful currency of the PRC.

“Seller” has the meaning set forth in the preface above.

“Subsidiary” means the entities as set forth in Section 4.6 of the Disclosure Schedule.

“Target” has the meaning set forth in the preface above.

“Target Shares” means any share, of any class, with par value of HK$1 each in the outstanding issued share capital of Target.

Section 2.      Purchase and Sale of Target Shares

2.1      Basic Transaction. On and subject to the terms and conditions of this Agreement, on the Closing Date, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of its Target Shares for the Consideration Shares. For the purposes of Section 2.2 and 2.3 the Seller may, with the agreement of the Buyer, substitute Newco for the Seller.

2.2      Consideration. Buyer agrees to issue and the shareholder of the Buyer shall cause Buyer to allot, issue and deliver to the Seller at the Closing, the Consideration Shares.

2.3      Anti-dilution If following Closing the Buyer issues new shares then additional shares in the Buyer shall be issued to the Seller in the ratio of 1 new share issued to the Seller for every 9 new shares issued to Jon Olafsson and his Affiliates (“the Ratio”). If, however, the issue of shares is made for either (i) cash consideration or (ii) in consideration for the acquisition of a business which is not currently an Affiliate of Seller, then the Ratio shall not apply to such issue and the Ratio shall be adjusted thereafter to reflect the revised shareholdings in Buyer of Jon Olafsson and his Affiliates relative to Seller and Seller’s Affiliates. For as long as this provision (the “Anti-dilution Provision”) is in force the Seller shall vote its shares only in accordance with instructions received from the Buyer. The Anti-Dilution provision shall terminate on an initial public offering or sale of a controlling stake in the Buyer.

2.4      Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on September 30, 2011, or such other date as Buyer and Seller may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than October 31, 2011.

2.5      Seller’s and Target’s Deliveries at Closing. At the Closing, Seller and Target (as appropriate) shall deliver to Buyer:

2.51      copy of a resolution of the board of directors of Seller approving the execution and performance of this Agreement and the transactions contemplated herein,

2.5.2      the certificates referred to in Section 7.1.5 and 7.1.6 below,

2.5.3      duly executed instruments of transfer and sold notes in respect of all of the Target Shares in favour of Buyer and other documents necessary for the stamping of such instruments of transfer and sold notes,

2.5.4      original share certificates representing all of the Target Shares,

2.5.5      original resignation letters signed by each of the directors and the company secretary of the Target effective from the Closing Date,

2.5.6      all original statutory records of the Target including without limitation all minutes and resolutions of directors and shareholders, company chop and seal, articles of association, certificate of incorporation,

2.6      Buyer’s Deliveries at Closing. At the Closing, Buyer shall deliver to Seller:

2.6.1      copy of a resolution of the board of directors of Buyer approving the execution and performance of this Agreement and the transactions contemplated herein,

2.6.2      the certificate referred to in Section 7.2.4 below,

2.6.3      duly executed documents for allotment of shares in respect of the Consideration Shares,

2.6.4      duly executed instruments of transfer and bought notes in respect of all of the Target Shares.

Section 3. Representations and Warranties of Seller and Buyer

3.1      Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 3.1 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1, except as set forth in Annex I attached hereto.

3.1.1      Organization of Seller. Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

3.1.2      Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

3.1.3      Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to Target Shares.

3.1.4      Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.1.5      Target Shares. Seller holds of record and owns beneficially all of the Target Shares representing 100% of the equity interest of Target, free and clear of any restrictions on transfer, taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

3.2      Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2), except as set forth in Annex II attached hereto.

3.2.1      Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

3.2.2      Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

3.2.3      Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

3.2.4      Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 4.      Representations and Warranties of Target. Target represents and warrants to Buyer that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by Seller to Buyer on or before the Closing Date and initialed by the Parties (the “Disclosure Schedule”).

4.1.      Organization, Qualification, and Corporate Power. Each of Target and its Subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation. Each of Target and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required. Each of Target and its Subsidiaries has full corporate power and authority to carry on the business in which they are engaged and to own and use the properties owned and used by them. Section 4.1 of the Disclosure Schedule lists the directors and officers (including supervisors appointed for PRC Subsidiaries, general manager and other key management) of Target and each of its Subsidiaries, and identifies the shareholders or investors of each of its Subsidiaries.

4.2.      Capitalization. The authorized share capital of Target is HK$10,000 divided into 10,000 common shares of HK$1 each. Its total issued and outstanding share capital is HK$1 represented by 1 common share issued and outstanding on the date hereof. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, allot, sell, transfer or otherwise cause to become outstanding any of its share capital. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target, or, to the Knowledge of Target, any Lien upon, over or which may affect any of the Target Shares or any of the assets of the Target or any of its Subsidiaries.

4.3      Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target or any of its Subsidiaries are subject or any provision of the charter or bylaws of Target and any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), or (iii) contravene any creditors’ right or orders of official receiver or liquidator.

4.4      Brokers’ Fees. Neither Target nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5      Title to Tangible Assets. Target and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the material tangible assets they use regularly in the conduct of their business and in the Ordinary Course of Business.

4.6      Subsidiaries. Section 4.6 of the Disclosure Schedule sets forth for each Subsidiary of Target (i) its name and jurisdiction of incorporation, (ii) the authorized share capital for each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) for PRC Subsidiaries, the total investment amount and registered capital. One of Target or its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of Target as described in the Disclosure Schedule. Except for the Subsidiaries set forth in Section 4.6 of the Disclosure Schedule, neither Target nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.7      Events Subsequent to the Balance Sheet Date. Since the Balance Sheet Date, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date neither Target nor any of its Subsidiaries has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.

4.8      Legal Compliance. To the Knowledge of Target, each of Target and its Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). To the Knowledge of Target, each of Target and its Subsidiaries holds and maintains all validly issued licenses, permits, approvals and consents necessary and required by the jurisdiction of its incorporation or operation to carry on its business as it does at present and there is no occurrence of any event which would result in the revocation, suspension or modification of any of those licenses, permits, approvals and consents.

4.9      Real Property.

(A) Section 4.9(A) of the Disclosure Schedule lists all Real Property owned by Target or its Subsidiaries.

(B) Section 4.9(B) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. Target has delivered to Buyer a true and complete copy of each Lease document.

4.10      Intellectual Property. Section 4.10 of the Disclosure Schedule identifies (a) each trademark registration that has been issued to Target or any of its Subsidiaries with respect to any of its intellectual property which is not being used, (b) each trademark that is being used by the Target or any of its Subsidiaries, (c) each pending application for registration of trademarks that Target or any of its Subsidiaries has made with respect to any of its intellectual property, and (d) each material license, agreement, or other permission that Target or any of its Subsidiaries has granted to or been granted by any third party with respect to any of its intellectual property.

4.11      Contracts. Section 4.11 of the Disclosure Schedule lists all written contracts and other written agreements to which Target or any of its Subsidiaries is a party and the performance of which will involve consideration in excess of US$250,000. Target has delivered to Buyer a correct and complete copy of each contract or other agreement (as amended to date) listed in Section 4.11 of the Disclosure Schedule.

4.12      Powers of Attorney. To the Knowledge of Target, there are no outstanding powers of attorney executed on behalf of Target or any of its Subsidiaries.

4.13      Environmental Matters.

(A) To the Knowledge of Target, Target and its Subsidiaries are in compliance with Environmental Requirements, except for such non-compliance as would not have an effect.

(B) To the Knowledge of Target, Target and its Subsidiaries have not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), including any investigatory, remedial, or corrective obligations, relating to Target or its Subsidiaries or their facilities arising under Environmental Requirements, the subject of which would have a Material Adverse Effect.

(C) This Agreement contains the sole and exclusive representations and warranties of Target and Seller with respect to any environmental matters, including without limitation any arising under any Environmental Requirements.

4.14      Liabilities. Except as set forth in Section 4.14 of the Disclosure Schedule, Target and/or any of the Subsidiaries do not have any (i) third party bank debt nor (ii) any liabilities to companies in the Heckmann Corporation group other than to the Target and/or the subsidiaries of the Target. Except as set forth in Section 4.14 of the Disclosure Schedule the liabilities to the subsidiaries of the Target do not exceed USD 100,000 (aggregated for each single creditor) and are all incurred in the Ordinary Course of Business. To the Knowledge of Target, there is no unsatisfied judgment, court order or tribunal or arbitral award outstanding against any of Target and/or any of the Subsidiaries.

4.15      Litigation. Except as set forth in Section 4.15 of the Disclosure Schedule, to the Knowledge of Target, Target and/or any of the Subsidiaries are not involved in any, whether actual, threatened or pending, civil, criminal or arbitration or administrative or regulatory proceedings.

4.16      Disclaimer of Other Representations and Warranties. Except as expressly set forth in Section 3 and this Section 4, Seller and Target make no representation or warranty, express or implied, at law or in equity, in respect of Target, its Subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, it is purchasing the Target Shares with all rights attaching or accruing thereto on or after the Closing Date, including all debts and liabilities incurred by the Target or any of the Subsidiaries prior to the Closing Date.

4.17      No Other Warranties or Representations. Seller and Buyer specifically acknowledge that seller is selling and buyer is purchasing the target shares and, as such, is only indirectly and not directly, through the target and the subsidiaries being purchased, acquiring all business, assets, obligations and liabilities of the target and the subsidiaries, past, present and future, contingent or otherwise, direct or indirect, foreseen or unforeseen, recorded or unrecorded. except as otherwise provided herein, buyer acknowledges that the assets, liabilities and business of target and the subsidiaries are not being represented by seller and are being conveyed with the target shares on an “as is, where is, with all faults” basis. buyer has inspected or has had an opportunity to inspect said assets, liabilities and business and is not relying on any representations or warranties of any kind whatsoever, express or implied, from, seller, their agents, or representatives, as to any matters concerning the same except as provided in this agreement. nothing herein contained is intended to create any third party beneficiary rights.

Section 5.      Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

5.1      General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

5.2      Notices and Consents. Seller shall cause each of Target and its Subsidiaries to give any notices to third parties, and shall cause each of Target and its Subsidiaries to use their reasonable best efforts to obtain any third party consents necessary or desirable to carry out the purposes of this Agreement. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies necessary to give effect to the transactions contemplated herein.

5.3      Operation of Business. Target will not cause or permit Target or any of its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, including, without limitation, (i) hire new management personnel, (ii) materially increase compensation or benefits, (iii) borrow money (except for working capital in the Ordinary Course of Business), or (iv) enter into any major commitments or contracts. Target shall not and shall cause its Subsidiaries not to, directly or indirectly, engage in any activities or conduct which may have a Material Adverse Effect.

5.4      Full Access. Seller will permit, and Seller will cause Target and each of its Subsidiaries to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Target and each of its Subsidiaries. Buyer will treat and hold as such any Confidential Information it receives from any of Seller, Target, and its Subsidiaries in the course of the reviews contemplated by this Section 5.4, will not use any of the Confidential Information except in connection with the transactions contemplated by this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller, all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

5.5      Notice of Developments.

5.5.1      Seller may elect at any time to notify Buyer of any development causing a breach of any of the representations and warranties in Section 3.1 or Section 4 above. Unless Buyer has the right to terminate this Agreement pursuant to Section 9.1.2 below by reason of the development and exercises that right within the period of 10 business days referred to in Section 9.1.2 below, the written notice pursuant to this Section 5.5.1 will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

5.5.2      Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Sections 3 and 4 above. No disclosure by any Party pursuant to this Section 5.5.2, however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

5.6      Exclusivity. Seller will not (and Seller will not cause or permit Target or any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the share capital or assets of Target or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) from and after the date hereof until October 31, 2011.

Section 6.      Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

6.1      General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

6.2      Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, Target or any of its Subsidiaries, each of the other Parties shall cooperate with it and its counsel in the defense or contest, make available his, her, or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party.

6.3      Covenant Not to Compete. From the Closing Date until 10 years from Closing, neither Seller nor its ultimate parent company, Heckmann Corporation, will engage directly or indirectly in any business that Target or any of its Subsidiaries conducts as of the Closing Date in the PRC; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage in such business solely by reason of such ownership. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.3 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.4      Non-Solicitation of Customers and Suppliers. Seller agrees and covenants that it shall not directly or indirectly, from the date of this Agreement until 10 years from the Closing Date , induce, solicit, entice business or services which compete with the business or services of the Target or its Subsidiaries after the Closing Date, or to otherwise adversely interfere in any way the relationship between such Persons and Target after the Closing Date.

6.5       Non-Solicitation of Employees. Seller agrees and covenants that it shall not directly or indirectly, from the date of this Agreement until 10 years from the Closing Date, induce, solicit or procure any person who is an employee of Target or any of the Subsidiaries on the date of this Agreement to terminate employment with Target or any of the Subsidiaries.

6.6      Smooth Transition. Seller shall cooperate with Buyer and provide reasonable assistance to ensure smooth transition of the management and operation of the Subsidiaries, including without limitation, any filing or approval procedure or application for amendment of registration at PRC government authorities in relation to the PRC Subsidiaries.

6.7      Seller’s Change of Control. Seller confirms that it and its ultimate parent Heckmann Corporation have no current plan to sell or transfer (whether through merger, consolidation, share swap with or allotment of new shares or equity interest to a third party) any of the direct equity interest in the Seller or any of Seller’s subsidiaries as of the date of this Agreement to any third party. Seller agrees that any such sale or transfer, which will result in a change of control in the Seller or any of its subsidiaries as of the date of this Agreement, shall be subject to prior approval of the Buyer. This Section 6.7 shall survive the Closing for 10 years.

Section 7.      Conditions to Obligation to Close.

7.1      Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing).

7.1.1      the representations and warranties set forth in Section 3.1 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

7.1.2      Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

7.1.3      Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

7.1.4      there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

7.1.5      Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.1.1-7.1.4 is satisfied in all respects; and

7.1.6      Target shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.1.1-7.1.4 is satisfied in all respects.

7.2      Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing).

7.2.1      the representations and warranties set forth in Section 3.2 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

7.2.2      Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain the terms such as “Material Adverse Effect,” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

7.2.3      there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

7.2.4      Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 7.2.1-7.2.3 is satisfied in all respects; and

7.2.5      all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

Section 8.      No Survival of Representations and Warranties.

None of the representations and warranties of Seller and Target contained in Section 3 or Section 4 above shall survive the Closing hereunder.

Section 9.      Termination.

9.1      Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

9.1.1      Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

9.1.2      Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Seller has within the then previous 10 business days given Buyer any notice pursuant to Section 5.5.1 above and (B) the development that is the subject of the notice has had a Material Adverse Effect;

9.1.3      Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 2011, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

9.2      Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5.4 above shall survive termination.

Section 10.      Miscellaneous.

10.1      Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

10.2      No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3      Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.4      Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

10.5      Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7      Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller: China Water & Drinks, Inc.	Copy to: Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, PA 15108 USA

If to Buyer: Sino Bloom Investments Limited	Copy to: Cleaver Consulting Limited Cleaver House Headley Grove Headley, Surrey KT18 6NR United Kingdom

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

10.9      Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11      Expenses. Buyer, Seller, Target, and each Target Subsidiary will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in the acquisition of Target Shares shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

10.12      Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

10.13      Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14      Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

10.15      Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation except provided herein, the transaction’s tax treatment and tax structure contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure to the extent necessary to comply with any applicable federal or state securities laws.

This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

[Signature Page Follows]

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

SINO BLOOM INVESTMENTS

By:	/s/ Jon Olafsson

SELLER:

CHINA WATER AND DRINKS (BVI) INC.

By:	/s/ Richard J. Heckmann

TARGET:

CHINA WATER AND DRINKS (H.K.) HOLDINGS LIMITED

By:	/s/ Richard J. Heckmann

Annex 1

Exceptions to Seller’s Representations and Warranties Concerning Transaction

Nil

Annex II

Exceptions to Buyer’s Representations and Warranties Concerning Transaction

Nil